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INDEPENDENT AUDITORS' CONSENT


We consent to the incorporation by reference in the Registration Statement of Discover Card Master Trust I and Discover Bank (Registration Number 333-57556) on Form S-3 of our Independent Accountants' Report dated January 11, 2002, pursuant to Section 3.08 of the Pooling and Servicing Agreement dated as of October 1, 1993, as amended and supplemented, between Discover Bank (formerly Greenwood Trust Company) and U.S. Bank National Association (formerly, First Bank National Association, successor trustee to Bank of America Illinois, formerly Continental Bank, National Association) as Trustee, appearing as
Exhibit 99(B) to the Annual Report on Form 10-K of Discover Card Master Trust I for the period from December 1, 2000 through November 30, 2001.


                                                    /s/ Deloitte & Touche LLP

February 19, 2002